Exhibit 4.7

Supplemental Indenture No. 1

SUPPLEMENTAL INDENTURE NO. 1, dated as of                                         , 2007 (this “Supplemental Indenture”), between Domtar Inc., a corporation duly organized and existing under the federal laws of Canada (together with its successors and assigns, the “Company”), and The Bank of New York, as successor trustee (the “Trustee”), under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, the Company and the Trustee are parties to an Indenture, dated as of November 18, 2003 (the “Indenture”), and the Company issued (i) pursuant to the Indenture and the Officers’ Certificate dated                                         , $400,000,000 in aggregate principal amount of its 7 1/8 % notes due 2015 (the “7 1/8 % notes”) and (ii) pursuant to the Indenture and the Officers’ Certificate dated                                         , $350,000,000 in aggregate principal amount of its 5.375% notes due 2013 (together with the 7 1/8% notes, the “Notes”);

WHEREAS, the Company desires to amend the Indenture in order to, among other things, (i) eliminate or modify certain restrictive covenants, (ii) permit the sale, in one or more transactions, by the Company of all or substantially all of the shares of capital stock or other equity interests of its U.S. subsidiaries to Domtar Corporation, a Delaware corporation and the indirect parent of the Company (“Domtar Corp.”), or one of Domtar Corp.’s subsidiaries, (iii) eliminate the obligation of the Company to file reports with the Securities Exchange Commission or otherwise provide reports to holders of the Notes absent a requirement to file such reports under applicable law, and (iv) eliminate certain events of default;

WHEREAS, Domtar Corp. has caused to be delivered to the Holders of the Notes a Prospectus and Consent Solicitation Statement, dated                                         , 2007 (as the same may be amended from time to time, the “Prospectus”), and the related Letter of Transmittal and Consent, pursuant to which Domtar Corp. has (i) offered to exchange any and all of the outstanding Notes for an equal principal amount of Domtar Corp.’s newly issued notes of the corresponding series, bearing interest at the same rate and maturing on the same date as the applicable Notes tendered in exchange (such offer, on the terms set forth in the Prospectus and such Letter of Transmittal and Consent, the “Offer”) and (ii) solicited consent to the adoption of proposed amendments to the Indenture (the “Amendments”), as further described herein (the “Exchange Consent Solicitation”);

WHEREAS, Section 902 of the Indenture provides that, subject to certain exceptions, the Company and the Trustee may enter into a supplemental indenture to amend the Indenture to add, change or eliminate provisions or to modify the rights of Holders with the consent of Holders of not less than a majority in principal amount of the Outstanding Securities of each series affected by such supplemental indenture (the “Requisite Holders”);

WHEREAS, the Company has been authorized by a resolution of its Board of Directors to enter into this Supplemental Indenture;

WHEREAS, the consent of the Requisite Holders of [each series of ] the Notes to amend the Indenture as set forth in this Supplemental Indenture has been received pursuant to the Exchange Consent Solicitation; and

WHEREAS, all other conditions and requirements necessary to amend the Indenture as set forth in this Supplemental Indenture have been satisfied.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree as follows:

1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

2. Amendments to Definitions. Section 101 of the Indenture (Definitions) is hereby amended to include the following definition:

“Domtar Corp.” means Domtar Corporation, a Delaware corporation and the indirect parent of the Company.

In addition, each definition set forth in Section 101 of the Indenture and any capitalized term that is not used in any provision of the Indenture other than the provisions eliminated pursuant to this Supplemental Indenture and/or is not used in any provision of the Indenture other than such definitions, is hereby deleted in its entirety and any reference to a deleted definition or capitalized term is hereby also deleted.

3. Amendment to Section 704. Section 704 of the Indenture (Reports by Company) is hereby amended and restated with respect to the Notes to read in its entirety as follows:

“Section 704. Reports by Company. The Company shall file with the Trustee and with the Commission, and transmit to Holders, such information, documents and other reports, and such summaries thereof, as may be required pursuant to the Trust Indenture Act at the times and in the manner provided in the Trust Indenture Act; provided that any such information, documents or reports required to be filed with the Commission pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 shall be filed with the Trustee within 15 days after the same is required to be filed with the Commission. The Company also shall comply with the other provisions of Trust Indenture Act Section 314(a).

Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).”

4. Amendment to Section 801. Section 801 of the Indenture (Company May Consolidate, Etc., Only on Certain Terms) is hereby amended to (i) delete clause (b) in its entirety and insert the phrase “[Intentionally Omitted]” in substitution therefor, and all references to such clause are deleted in their entirety; and (ii) add a new paragraph (d) as follows:

“(d) The provisions of Section 801(a) shall not be applicable to the sale, in one or more transactions, by the Company of all or any portion of the shares of capital stock or other equity interests of its subsidiaries (whether a corporation or other entity organized under the laws of the United States or any state thereof or with its assets located in the United States or any state thereof) to Domtar Corp. or one of its subsidiaries in exchange for the fair market value of such shares or interests, as the case may be, as determined by the board of directors of the Company, in return for consideration consisting of one or more notes of Domtar Corp. or debt securities of the Company, or any combination thereof, as determined by the board of directors of the Company.”

5. Elimination of Certain Covenants. Section 1006 (Maintenance of Properties), Section 1007 (Payment of Taxes), Section 1008 (Negative Pledge) and Section 1009 (Limitation on Sale and Leaseback Transactions) of the Indenture are hereby deleted in their entirety and the phrase “[Intentionally Omitted]” is inserted in substitution therefor, and all references to such Sections are deleted in their entirety.

6. Elimination of Certain Remedies. Section 515 (Waiver of Usury, Stay or Extension Laws) is hereby deleted in its entirety and the phrase “[Intentionally Omitted]” is inserted in substitution therefor, and all references to such Section are deleted in their entirety.

7. Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes of the Notes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture.

8. Conflict with Trust Indenture Act. This Supplemental Indenture is subject to the provisions of the Trust Indenture Act that are required to be part of this Supplemental Indenture and shall, to the extent applicable, be governed by such provisions. If any provision hereof limits, qualifies or conflicts with a provision of the Trust Indenture Act which is required under such Act to be a part of and govern this Supplemental Indenture, the latter provision shall control. If any provision of this Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act which may be so modified or excluded, the latter provision shall be deemed to apply to this Supplemental Indenture as so modified or to be excluded, as the case may be.

9. Governing Law. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

10. Agency for Service; Submission to Jurisdiction; Waiver of Immunities.

(a) By the execution and delivery of this Supplemental Indenture, the Company (i) acknowledges that it has, by separate written instrument, irrevocably designated and appointed CT Corporation System, as its authorized agent for service of process in any suit, action or proceeding arising out of or based upon the Indenture, as amended by this Supplemental Indenture, that may be instituted in any federal or state court located in the Borough of Manhattan in The City of New York, or brought under United States federal or state securities laws or brought by the Trustee, and acknowledges that CT Corporation System has accepted such designation, (ii) irrevocably submits to the nonexclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) agrees that service of process upon CT Corporation System and written notice of said service to it (mailed or delivered to the Company’s Senior Vice President and Chief Financial Officer at its principal office in Montreal, Canada as specified in Section 105(2) in the Indenture) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding. The Company further agrees to take any and all actions, including the execution and filing of any and all such documents and instruments, as may be necessary to continue such designation and appointment of CT Corporation System in full force and effect so long as the Indenture, as supplemented by this Supplemental Indenture, shall be in full force and effect.

(b) To the extent that the Company has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its Property, the Company hereby irrevocably waives such immunity in respect of its obligations under the Indenture, as supplemented by this Supplemental Indenture, to the extent permitted by law.

11. Separability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

12. Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

13. Headings. The section headings herein are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

14. Effective Time. This Supplemental Indenture shall become effective immediately upon execution of this Supplemental Indenture on the date hereof. However, the Amendments set forth in Sections 2, 3, 4, 5 and 6 of this Supplemental Indenture shall not become operative with respect to a series of the Notes unless and until the settlement date upon which Domtar Corp. accepts Notes of such series for exchange pursuant to the Offer (the date and time of such acceptance being referred to herein as the “Effective Time”). At the Effective Time, the Amendments to the Indenture effected hereby shall be deemed fully operative with respect to such series of the Notes without any further notice or action on the part of the Company, Domtar Corp., the Trustee, any Holder or any other Person.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

DOMTAR INC.

By:
Name:
Title:

By:
Name:
Title:

THE BANK OF NEW YORK, as Trustee

By:
Name:
Title:

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